CPS TECHNOLOGIES CORP

Moderator: Ralph Norwood

February 24, 2016

4:30 p.m. ET

Operator: This is Conference #54589578

Good afternoon my name is Ronnie and I will be your conference operator today. At this time I would like to welcome you to the CPS Technologies fourth quarter and year end 2015 investor conference call.

All lines have been placed on mute to prevent any background noise, after the speaker’s remarks there will be a question and answer session. To ask a question during this time press star then the number one on your telephone keypad, if you’d like to withdraw your question press the pound key, thank you.

I would now like to turn the conference over to Ralph Norwood chief financial officer, please go ahead.

Ralph Norwood: Thank you operator and good afternoon everyone. Before we begin the business portion of the call I would like to point out to all of you that the statements in this conference call that are not strictly historical in forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and should be considered as subject to the many uncertainties that exist in CPS’s operations and environment.

These uncertainties include economic conditions, market demands and competitive factors, such factors could cause actual results to differ materially from those in any forward looking statement. Now I would like to turn the call over to Grant so he can offer his perspective on the fourth quarter results.

(Grant):	Thank you Ralph and welcome to everyone thank you for joining us. Ralph will delve into the numbers in more detail in just a minute, but in terms of highlights from the fourth quarter, on revenues of $5.4 million we achieved the highest gross margin percentage in the fourth quarter for any quarter in 2015; gross margins were 23 percent, up from 18 percent in Q3.

We achieved our highest operating profit for any quarter in 2015 and we ended the quarter and the year with the highest cash balance, $3.4 million, for any quarter or year in the past several years.

As our earnings release covers both the quarter and the year let me make some comments that touch on both periods. We’ve been focused in 2015 on strengthening and expanding our sales and marketing organization, and on deepening their reach worldwide and improving their focus and effectiveness.

We’ve added sales representatives --- most recently, Tom Sleasman the former manager of Thermal Management Solutions Division of the Rogers Corporation which was a former competitor is now representing us in Arizona which is a key market. Tom brings an in-depth knowledge of the benefits and properties of our products and an in-depth knowledge of current and potential applications and customers.

We in just about a month ago, January of this year, we hired Mark Haft as our new global director of sales and marketing for Armor. Mark joins us from very successful career, initially at DSM the manufacturer of Dynema and, most recently, of Superior Graphite. In mid year last year we hired a full time salesman in China, Li Kai. He’s doing a wonderful job.

We are providing qualification samples and quotations to several of our major targeted customers primarily in the railway and automotive business in China. Mark Occhionero and I were there visiting these customers in October and we see many significant opportunities.

Finally, in this quarter we have just begun a search for an additional senior sales marketing business development executive to join our team. After he or she is on board, we will have doubled our internal sales resources over the last year, and we will have significantly strengthened our worldwide network of sales representatives.

In our business, revenues are generated by selling products and products are generated by what we call design wins. A design win is when a customer selects our product and we agree on the actual blueprint for his product. In 2015, we designed, booked, fabricated tooling for and shipped more than one new design, essentially more than one new product, per week.

Some of these designs will always be low volume. For example, we have a number of parts in certain military satellites which are relatively low volume applications. Some of these designs are prototypes for customers who are in the development stage for their systems and we may go though several iterations - two, three, four, five - different specific designs making prototypes for them as they fine tune their systems.

Some of these designs are the initial shipments for programs that we believe will become substantial and long running over time.

The design win for AMDR, the Air Missile Defense Radar program, a few years ago, is an excellent example of this latter type. In total these design wins in 2015 account for a very small percentage of 2015 revenues. Between five and ten percent of our revenues in 2015 were accounted for by the design wins achieved in 2015. However, it’s these design wins and this pipeline that generates revenues in the future.

Two brief comments on specific topics: in the area of armor, we received a one million dollar order from TACOM, part of the Army and located in Michigan. We received an order from TACOM in the fourth quarter and we’ve already made some initial deliveries under this order. And finally, in Japan just under a week ago, on February 18th the Japanese Supreme Court officially declined to hear the appeal filed by our competitor of the lower court’s ruling which invalidated key claims of their patent. This is a very important victory for CPS. There is one final step in this saga; our competitor has one opportunity before the Japanese Patent Office to attempt to rewrite the claims to address the reasons given by the court for invalidating the patent.

This will take three to four months and we don’t believe they will be successful in overcoming the court’s reasons for invalidation. Once that step is complete, hey will have exhausted all avenues of appeal; we believe the invalidation will then become effective and this issue will be behind us.

So, while generating cash and earnings to ensure our foundation remains strong, we are most importantly investing in the future. Over the past year and looking forward to this coming year, those investments are in the sales and marketing area. Ralph, let me turn it back to you for more detail.

Ralph Norwood: Thank you Grant.
Total revenue for the quarter was $5.4 million which was 9 percent below the $5.9 million we generated in the fourth quarter of 2014. The shortfall was primarily due to lower shipments of baseplates and approximately $100,000 of price reductions.

Gross margin for the quarter totaled $1.3 million or 23 percent of sales.

This is a very important element that we need to discuss. Last year the margin was 26 percent, but, as we’ve mentioned many times in the past, we have high fixed cost and as a result our margin percentage is significantly impacted by volume. The fact that we generated $500,000 of higher sales last year was the primary reason with the three percent difference in margin.

That’s important but it’s also important to mention the 23 percent in this quarter was up from 18 percent a very low number in the third quarter on flat volume. The increase was due to two principle factors: a favorable mix where we sold higher margin base plates than we did in Q3 and the absence of an unusual $200,000 of sales returns we suffered in the third quarter.

Turning now to our selling general and administrative expenses --- we spent almost exactly the same amount this year in the fourth quarter as we did last year, but there was a, also a mix change. We spent more on China (we really didn’t have any investment in China at this time last year), and we spent more on NASDAQ fees where we listed on NASDAQ in January. The sum of those would be over $100,000. And we also had a higher 401k match. These were offset by lower accruals for incentive compensation and lower legal costs as we spent a lot last year, as you’re aware, on the patent situation in Japan.

Operating profits for the fourth quarter totaled $296,000 compared with $578,000 in the fourth quarter last year. Again, this decrease was primarily due to lower volume and, to a lesser degree, the $100,000 of price reductions. Net income for the quarter totaled $254,000 compared with $619,000 in the last quarter of 2014. A portion of this difference is due to a tax provision when last year we actually trued up at the end of the year and it was a six percent tax credit in the quarter compared to a 15 percent provision rate in this most recent quarter.

Turning now to the balance sheet --- as Grant said, we ended the quarter with $3.4 million of cash, the highest level that I could find in the last several years. This compares with 2.3 million last year. The reason for the $1.1 million dollar increase: first, since we do not essentially pay taxes, other than a small amount to the state, our operating profit of $600,000 goes right to cash; in addition, we have almost $300,000 of non-cash stock compensation expense associated with stock options. The sum of those two would be $900,000 of the $1.1 million increase in cash. Our receivables totaled $3.6 million at the end of the year representing 59 days sales outstanding compared with 54 a year ago. Both of these ratios are somewhat lower than we typically experience which is a good sign and we haven’t had any bad debts in a number of years.

Inventories at the end of the quarter totaled $2.6 million really --- flat with last year and pretty much flat throughout the year. This represented an inventory turnover of six and a half times for all of 2015. On the liability side, payables and accruals in total amounted to $2.5 million --- also in line with last year in line with the past few quarters and represent typical agings and accruals.

Now just a couple of more points before we take questions….. On the balance sheet side, we have tax assets, when summing both current and long term, of over $2 million. And what that means is the next $6 million or so --- maybe even more --- of operating profit that we earn will be shielded from tax payments.

And lastly, our balance sheet ratios remained very strong. We had a current ratio at the end of the year of 4.0 times and a debt to equity of 0.2. At this time operator we’re ready to take some questions.

Operator:	At this time if you’d like to ask a question press star one on your telephone keypad, again that’s star one, and we’ll pause for just a moment to compile the Q&A roster, and our first question comes from the line of Fred Milligan with Milligan Group.

Ralph Norwood: Hi Fred.

(Grant):	Hey good afternoon, Fred.

Fred Milligan: Great! Hey, Raytheon ….. about a year, year and a half ago we talked about a rather significant order from Raytheon, and now I am not hearing anything about it. Where does that stand?

(Grant):	It’s every bit as significant as it was a year ago. It helps us illustrate one element of the sales cycle of our business. This design win was achieved several years ago, but production is in the future. The component goes into a system called Air Missile Defense Radar, AMDR. After several years of competition between major primes the Navy has awarded the final development funding and production contract to Raytheon.

This is a new generation of phased array radar that is scalable and it will initially be installed on the flight three class of the Arleigh-Burke destroyers. There are thousands of our base plate in each installation.

These programs go through several stages. There’s the initial development and then there’s the RDT&E stage. The next stage is the “low rate initial production”, and then into high rate production. Were are simply in a pause during the RDT&E phase where the shipments that we did make about a year ago are what they need to continue to be meet their engineering milestones.

When this system goes into production we, we are looking at anywhere from $3 to $5 million of revenue a year from this one component. We happen to be aware of Raytheon’s quarterly conference call from January 28th, just about a month ago. In that call Tom Kennedy, the CEO of Raytheon, referred to the AMDR program; let me just read from the transcript of that call. He’s talking about his strategy and then he says, quote: “We look at programs that are going to have runs for decades. What’s the next Patriot? One of the examples is Air Missile Defense Radar AMDR. That’s going to be our next major franchise coming to fruition here in the next several years”, end quote.

The first year we made prototypes for the program we might have generated $20,000 of revenue. Then there would have been a gap of a year or two and then a year ago generated a couple of hundred thousand dollars of revenue.

We expect some additional orders towards the end of this year but the production is still a little bit in the future. But, again, it will run for years and years and years.

Fred Milligan: Well that’s good. You know Japan --- how significant is this, I mean, when you get up and running with the competition.

(Grant):	We believe this is significant. Essentially, without going into detail, our competitor has cast a doubt and injected a little bit of fear in the marketplace related to this patent. We do not infringe the patent but that’s difficult to prove so we decided to follow the avenue of invalidating the patent. Once that fog is completely lifted then we can compete on essentially an even playing field.

In our largest market, which is the market for motor controllers --- primarily for trains, subway cars and heavy industrial equipment --- the market is just about as big in Japan as it is in Europe, and frankly the prices are higher in Japan than they are in Europe. So, again, this is relieving a constraint that has been quite frustrating to us.

Fred Milligan: There was an article in last week in Wall Street Journal one day I think 19th, on magnesium coming into play in regard to cars, lighter weight and stronger. This seems to me is a definition of what you’re doing. Does that have any significance as far as your concerned?

(Grant):	I did see that I think it was Fiat.

Fred Milligan: That’s right Fiat.

(Grant):	I think for a trunk lid if I remember correctly. It doesn’t directly impact us and magnesium is reasonably expensive. And while it doesn’t directly impact us, it illustrates that weight and stiffness are important. Although we have had some prototypes, what we call structural components, that we have sold into the auto industry for evaluation, we don’t see that in the near term as a major market.

Coming out of our development in armor, we have the ability to make sheets or foils that have some unique fire barrier protections, and we believe that there are some very real opportunities for us there. But, in short, some applications weight is key and the article you refer to is proof of that.

Fred Milligan: I think Ralph mentioned price reduction. It’s the first I’ve heard of price reduction. What’s that about?

Ralph Norwood: This is, a direct function of the strengthening dollar --- basically in Europe where approximately 50 percent of our revenues are earned. You can look up the exchange rate but fundamentally the strengthening dollar means that our product has, pick the time period you want, 15 to 20 percent more expensive and, as a result, we’ve had to simply reduce price in, in order to retain the business there.

Fred Milligan: OK all right. I have more questions but that’s all for now let somebody else come in.

Ralph Norwood: Thank you, Fred, we’ll be here.

Fred Milligan: OK.

Operator:	Your next question comes from the line of (Farad) (inaudible) with Horton funds.

(Mike): Hi, Grant and Ralph it’s (Mike) from the The Horton Fund

(Grant):	Hi (Mike) how are you?

(Mike): Good thanks, thanks for all the info. Grant, I was wondering if you folks might have the comparable stats that you quote for 2015 design wins averaging more than once a week? Presumably that’s more than 50 for the year, but only accounting for 10 percent of revenues in, in this year. Do you have the same information for the class of 14, the class of 13, 12, and 11 so going back four or five years? What’s the contribution to this year’s revenue’s, 15 revenues were from the respective design win classes, over there, over that period? And the other comparable stats?

(Grant):	Excellent question. We do, of course, track the exact number of design wins and they were up by over 10 percent in 2015 compared to 2014. Looking back at our annual planning process --- essentially at the beginning of the year --- about 80 percent of our revenues are identifiable clearly at the beginning of the year because those are the products that are in volume production.

And those design wins by definition had to occur in prior years, and that number has been relatively steady.

When you look at that number I actually find it to be quite breathtaking that we are fabricating the custom tooling, completing the design, getting customers’ sign off, and making and shipping a new design at a rate ofapproximately every week.

What you find is that as a customer starts to use (AlSiC) you actually go through fewer and fewer iterations with them. In other words, a customer who is experienced with the material knows what it will do. They will go straight to the final design that goes it goes into production whereas, with a newer customer who is not as familiar with material, we might go through again 2,3,4, 5,6 iterations before one of those is locked down and goes into production.

(Mike): Sure, so the earlier you are in the development cycle the more iterations you have before you can productize it if you ever can or if they ever can.

(Grant):	That’s exactly right. It is the stage in the development cycle and then simply the experience the customers themselves have with the material. In other words, if you look at our major customers they will design the material in, taking full advantage of it and will order the production tooling as the very first item. Whereas a customer that’s less familiar will go through a couple of iterations or prototypes.

(Mike): Right, OK, that’s very helpful. If you could disclose what the class of 11, 12,13 and, 14 of the design wins contributed say to 15’s revenues. In terms of what the number was each year and then what an aggregate that those individual products, the one or two or three that evolved into products however many they were. I am not interested in necessarily the number that they were but what they represented in the terminal years revenues, the terminal year in this case being 15.

(Grant):	I understand the question and let us think it through. Your question demonstrates in my mind that you see the nature of the sales cycle in the custom component business.

(Mike): The stopped clock is right, twice a day, Grant.

(Grant): That’s true too.

(Mike): Well thank you.

(Grant): Thank you.

Operator:	Your next question comes from the line of Robert Manning a private investor.

Robert Manning: Does Raytheon disclose publically anything that helps us get an idea of when this three to five million dollars a year revenues is going to begin to make its way to us or do we know anything privately that you can tell us?

(Grant):	We can speak about this program because we issued a press release which Raytheon reviewed in detail and authorized us in writing to release; and that was, you know, about a year and a half ago or so.

There is a page on the Raytheon website dedicated to this program that has a little bit of information on it. If you research some of the statements by the Navy about the construction schedule for Flight III Arleigh-Burke destroyers you can begin to put some numbers together.

What those numbers tell us if you go to the Raytheon webpage is that they will be deploying in the year 2020. But they’ll be buying things from us considerably before that. I assume that there’s a lot of assembly that happens before that and we’re not going to have to wait until 2020 to see those revenues.

Robert Manning: To the extent that you can only tell us what we can glean from the public information, what clue do we have is this a 2017 event, 2018, 2019 or do we just flat out do not know?

(Grant): Well, here’s what we know. For example, if you look up this program in Wikipedia - you can’t trust everything you read - but it says the Navy hopes to place AMDR on the first Flight III Arleigh-Burke class destroyer possibly beginning 2016.

Robert Manning: Yes but that’s clearly obsolete. You know that.

(Grant): That’s right but what we do know is that there is the RTD&E which is very systematic and there’s again this LRIP, low rate initial production, and then there’s some stages that go to full production.

We believe that Raytheon will be installing a system on one ship soon. Our own view is that that will occur sometime in 2017 and if it occurs early in the year we’ve seen some demand this year and if it occurs later in the year we’ll start to see demand next year.

Robert Manning: Well we’ve ….

Ralph Norwood: Well Bob I think your questions a good one, and we have, as you know, some good connections with Raytheon at the board level and we have intentions on getting more information and as we get it we will share it with the public.

Robert Manning: This is going to be a big deal and I guess that this has been in the offering for a long while. Now, what tends to happen to our margins in one of these long running programs as, as time passes? Presumably we have a learning curve which gets our costs down; but, presumably, the customer you know wants some or all of that passed along to them in reduced selling price. Is there any way to generalize about what happens to the margins on these long running programs? I mean, if we’ve got another Patriot here which is going to go on for decades. What, what can be the, expectation in terms of trend of the margins?

Ralph Norwood: Bob, this is Ralph. If it were the automotive industry I would say that every year they’re expecting price reductions.

Robert Manning: Right. Yes, this is better than that I know, I hope?

Ralph Norwood: Yes, it certainly is, and we’re the sole supplier of this component, and relative to the company we’re still a pretty small fish. So we have reason to believe, and some of that is through information of that we have close to the company, that these should generate attractive margins for a long time.

Robert Manning: OK.

Ralph Norwood: It’s like, if I were a guessing man I am not sure I am going to be here in 2026 --- might be but probably not --- I think the margin percentage would probably be not much different than it is, than it will be in 2017.

Robert Manning: OK.

Ralph Norwood: And, if anything, I think above average for our business.

Robert Manning: Sure yes, now you know this is really advanced high powered radar, and we seem to have a competitive advantage here. How much (Fargo) is really making on whatever new high powered radars anybody in our military has … Can we see anything happening there in the next year or two or is that longer term than that?

(Grant):	Of course the military is spending a lot of money on various radar coming out of the Office of Naval Research.

There is an initiative called FlexDAR. FlexDAR is yet a future generation radar, and it’s in the research stage. We’ve had a design win in that program. By the time it eventually goes into production, it probably will be a modified design but we believe that it will be in that program.

And so we are out aggressively marketing this and we believe there will be very meaningful additional opportunities in radar around the world.

Radar is subject to export controls. We have growing experience in applying for and receiving export licenses and so we’re in a position where we certainly are experienced. Once we understand a potential customer, we can quickly screen whether we may or may not be allowed to ship to that customer and if we are we would apply for a license.

Robert Manning: OK any kind of update on China rail? is the slowdown in the Chinese economy a negative for us?

(Grant):	So I was there in October. The government of China has merged the two major state owned railway companies, China Northern Rail and China Southern Rail, into a company called China Railway Rolling stock. It goes by the initial “CRRC”.

The scope of what they’re doing is so large that, you pick up the newspaper and read that the GDP maybe growing by, you know 6.4 as opposed to 6.9 percent, and, and we can’t see any difference. So I don’t think it will make a difference.

Ralph Norwood: And, Bob, as you I think you’re aware what’s happening is that the China Southern and China Northern rail used to buy and still do the motor controllers from customers of ours. But they will be doing more, rather significant vertical integration, so they’ll be buying their baseplates directly.

Robert Manning: From us instead of going through somebody else and…

Ralph Norwood: Exactly.

Robert Manning: And that somebody else may not get all they may get some stuff from (inaudible) in addition to us so we get more business I guess we hope.

Ralph Norwood: Yes, well we think we have frankly an advantage in dealing versus the Japanese for cultural reasons as we’ve discussed. But we’ve met the rail companies in China several times. And, as you know, they are also involved in the big subway acquisitions in the Commonwealth of Massachusetts.

We’ve leveraged that to meet with them and we recently met in Springfield where they will be assembling the cars. Although that won’t be huge business, per se, for us the contacts are important and we’re leveraging the political contacts as well.

Robert Manning: OK so that’s intact despite the Chinese economy, good thank you very much.

(Grant): Well absolutely, absolutely.

Operator:	Your next question comes from the line of (Walter Schenker) with Maz Partners.

(Walter):	Actually two questions, first on use of cash. If one looks at the business you’re doing 20 odd million dollars of revenue dividend inventory and accounts receivable as payables it’s about 20, 25 cents on the dollar of sales.

And so even if the business were to grow five million dollars that would probably only require an additional getting on top of the, back of the envelop not top of my head both, a million to million and a half dollars of working capital.

So at this point what will you be doing with the excess cash I mean you can pay dividends you can buy back stock, obviously you can buy back a million and a half shares with, you know if you wanted to, or a million shares, first question and I’ll just put the second one on the table and then shut up.

In the past you’ve mentioned that you’ve had discussions in Japan with some of the potentially large customers, so to get to get yourself teed up for whenever the final litigation ends. You’ve indicated that, that market potentially is as big as European market and you’ve indicated that pricing is more attractive there. How quickly or how far along are you in since you’ve now wanted the next core level as well, how quickly can that ramp up in Japan?

(Grant): Let me answer that question and I’ll let Ralph comment on, on cash. You know the Japanese in general would prefer to do with the suppliers located in their own country whose native language is Japanese. Just like American companies would prefer to deal with American companies. But the Japanese companies have unambiguously told us that they very much need a second source.

And so our business plan calls for us to start with a very minor percent of their share but quickly move to a reasonable second source position. And there are several companies over there and some companies and we alluded to in our previous conference call said we’re going to bring you onboard on new products.

Others are willing to give us a share of existing products> I am looking for the right adjective but, but solid and meaningful, but not zero to a 100 miles an hour overnight.

Ralph Norwood: Let me address the cash situation. We have no plans to pay dividends, we have no plans to buy back stock and your numbers are good (Walter). It’s a little less than 20 percent of sales when you take pure working capital, so that should not inhibit our growth. But we think if we, have excess cash that that will serve a couple of purposes in the broad umbrella.

It will help us apply funds on an opportunistic basis to grow. In some cases that will be sales and marketing; in other cases it could be strategic targeted acquisition of some type somewhere in the world. We don’t have any immediate plans to do that, but I can tell you that we now and then have people come forth to us with ideas. We think it’s, it’s very good to have cash that we haven’t had before to make sure that we can pursue these growth opportunities and not be slowed down with a bump in the road.

(Grant): One additional comment on cash and be careful here to make sure I communicate correctly. We are working in some new products that and I am thinking particularly of, of certain armor opportunities where the simply the physical size of the product means that, there would need some meaningful capital expenditures because our current equipment isn’t sized appropriately. And, I am anxious not to communicate that there’s a huge cash need there but some of this cash will absolutely be used for capital expenditures.

(Walter):	Thank you

(Grant): Thank you.

Operator:	And your next question comes from the line of Robert Manning a private investor.

Robert Manning: You mentioned armor could you give us any idea of what’s going on there, I mean I know we have this million dollar order that we’re working on which we hope will lead to something else perhaps much larger what can you tell us about that?

(Grant):	Sure, the broad armor world segments into a couple of different segments --- one that everyone is familiar with is is, is so called personal protective armor, basically a vest. Today we are not active in that area. The funding from the Army that we had in the cooperative agreement with ARL was focused on very heavy armor. Tanks were the initial focus.

What we are doing is taking what we’ve learned from that Army contract and matching market needs with our competitive advantage which is light weight, multi hit capability, ease of attachment and robustness of the panels themselves. We see the match between those properties and the market needs in light vehicle armor.

We are working with armor integrators, and in some cases with primes, but generally with armor integrators who are testing combining our armor with their integration and with us pitching that to various DOD and commercial customers. We have signed, for example, a memorandum of understanding that outlines the terms under which we and a major armor integrator are jointly marketing to the DOD for a specific defined DOD application.

Robert Manning: Timeline on this ….. do we hear anything in the year two years, five years what, what do we know?

(Grant): Armor was a very small percent of our revenue in 2015, and it will be in dollars terms much larger this year yet still relevantly modest. But we basically see that it’s going to be generating increasing revenues as we go forward.

You know 100 percent of our shipments last year were for evaluation and development, with one exception, where it is on a fielded vehicle.

That continues to be the case as of this moment. But the programs that we are targeting have real needs, and that’s why we hired Mr. Haft. We need someone on a daily basis interacting with those program managers.

Robert Manning: Can you comment it all on our current business and the outlook for the balance of the year when you, you know something about the first couple of months maybe you can’t tell us but anything you could would be interesting?

(Grant): OK, well as a policy we don’t forecast or give guidance but we still genuinely want to try and be helpful. Let me equivocate a little bit by looking out 18 months rather than 12 months.

We would expect between now and 18 months we would have more business in Japan, we’d have more business in China, and we would have some, initial armor that was out of the qualification stage. Also, the additions to our sales representatives and some of those design wins this year would be generating revenue in some cases by the end of the year and, and certainly next year. We believe that whether it’s the end of this year or the beginning of next year that the AMDR a component will be meaningful.

We look out and we can say that over an 18 month time period we predict that our revenues will be certainly meaningfully higher than they are today. The exact start and stop date and you know how many parts Raytheon purchases for the first destroyer, there’s still some uncertainly in that.

So our revenues will be fluctuating. We begin this year with a similar kind of forecast from many of our customers as we had last year and then we have these new items that we’ve been investing in that we think will will start to mature.

Robert Manning: Great thanks very much.

(Grant): Thank you.

Operator:	And your next question comes from the line of (Wolf Scheck) with Wells Fargo advisors.

(Wolf):	Hi gentlemen, how are you?

(Grant):	Hi (Wolf) good to hear your voice.

(Wolf):	Good how are you doing Ralph?

(Grant):	Just great thank you.

(Wolf):	And hi (Ralph).

Ralph Norwood: Hi.

(Wolf):	Just following up on the overseas efforts in terms of China, just what from your sales person that you’ve retained over there. What kind of feedback are you getting in actual fact I mean we hear so many different things depends what day of the week and who you really believed. But what kind are you getting any feedback of what’s really going on in China? And how are you going to be able to respond to that and also with the currencies, you know both the Yuan and the dollar up and down and so on.

How are you going to be able to -- what’s your plan of coping, coping with that and how is that going to affect your selling and your bidding. Do we have any comments you can mention?

(Grant):	There is nothing like going to with your own eyes and so I’ve been in the actual facilities where these modules will be manufactured in China. And we’re, we’re realistic you know, think about manufacturing in Massachusetts and shipping to China. Why we believe that this is an opportunity for us is because the safety and quality requirements in the railway industry are exacting and they’re clear.

It’s a worldwide standard and if China hopes to successfully sell railway rolling stock around the world to places like the Boston subway system they need to provide high quality, safe products. Their strategy, even though they’re assembling in China, is to source those critial components from the same places that their major competitors are sourcing them from in order to be able to ensure the quality.

We have an opportunity in the railway business in China; they want to and need to buy the same components that the Europeans and Japanese are buying in order to ensure the quality as they get off the ground and assemble their modules. And so, and even though China does move fast, this is a business you don’t just ramp up railway or airplane production quickly.

So as they ramp up production we have an opportunity to be there with them, and so the timing is right. We’re in as they are starting to build the modules themselves. And we think that we have an opportunity to be a meaningful supplier there for many years in the railway system and in automotive applications.

What is attractive is that there are very significant government mandates tied, not to a fuel economy, but tied to pollution which has created a very large market for hybrid and electric vehicles. We don’t have the only solution but we have a proven solution that has many benefits for the motor controller for hybrid and electric vehicles. We believe that as we get in front of those customers that we’ll be able to be an important player in that market.

(Wolf):	OK, how do you see the Japanese market, do you have enough exposure there to really comment on what’s going on?

And, here you have with these negative interest rates the Yuan is excuse me the Yen has really gone against, against them. So how do you assess things over, did you have any comment?

(Grant):	Well, from our perspective the fundamentals are that again they are the major producers there and the major producers are Mitsubishi Electric, Hitachi Limited and Fuji Electric. Toshiba is a relatively minor player. Toshiba’s obviously under enormous challenges at the moment, but the major players are in production, they view this product line as strategic and they indeed want a second source.

We can absolutely fill that role and, once we’re reliability doing that we certainly believe we’ll have the opportunity to gain more share. We do believe that we’re low cost compared to our competitor but there’s cost obviously in shipping it to to Japan.

(Wolf):	So are you looking for both of these areas to be as supportive of some growth, the next year so this year they were in?

(Grant): Yes, we will absolutely see revenues from, from both these locations, without question this year.

(Wolf):	May I ask one sorry.

(Grant):	Yes, go ahead.

(Wolf):	May I cover one other area?

(Grant):	Sure.

(Wolf):	Just going on back to the domestic markets here so that with all of your wins the design wins that you’ve had. And building up the cadre of salespeople, you should be able to see some developments this year that could be pretty interesting, and we have so many different things going on.

Do you have any comment on that and the, design wins the designs that you make for individuals and individual customer, is that going to be for that specific customer or are you going to be able to use that product on on a more liberal basis as after the initial development.

(Grant):	Let me use a simple base plate as an example. We make motor control baseplates for many customers and a layman looking at them from a distance would just assume there are all exactly the same.

In fact they are very similar but each customer has different holes in different locations in order to mount their own housing in it, so that when we talk about a design win, we are referring to the exact design of a product that a customer will use.

But certainly that does allow us to go to a second customer who is making a similar product and we’ll still need to modify or develop new tooling. But, in the nature of your question, no we do not sign agreements that prohibit us from selling similar products to other companies.

(Wolf):	OK well thank you very much this is a very thorough conference call I appreciate your time.

(Grant):	Thank you.

Operator:	And there are no further questions at this time.

Ralph Norwood: Would you ask the, participants one more time and give them one last chance for any questions they may have?

Operator:	Certainly at this time I would like to remind everyone if you would like to ask a question please press star followed by the number one on your telephone keypad, again that was star one to ask a question. And you have a question from the line of (Frank Wisneski) individual shareholder.

(Frank):	Hi good afternoon.

(Grant): Hi.

(Frank):	A couple of questions, on the AMDR do you have any information on what the volume might be for your product?

(Grant):	The simple answer is no not as clearly as we would like. But I think what you’re getting at is when we originally made the contract it was specified it would amount from our standpoint to about $17 million over four to five years. Once again it’s the full production, but you ask a good question we should have that answer and, and our fingertips we don’t. We are not privy to the exact scale on a particular ship, but it’s, so let me leave it at that.

(Frank):	One quick follow up as you mentioned your Japanese customers don’t like to have sole source but have you got any feel that Raytheon maybe looking for a second source for this or is this something that’s so, so unique to you that, that they’re going to have to live with the sole source arrangement.

(Grant): I believe that sole source is fine and what Raytheon does do and they do it very well, is they scrutinize and qualify their vendors. We’ve had many visits from very large teams of personnel from Raytheon who are systematically analyzing every possible supply risk.

I think their approach is to recognize that if they’re going to get leading edge, advanced technology and they’re going to get it in the volumes and in the reliability they need, they’ve got to have a close relationship with a small number of stable companies.

To get this design win this just wasn’t an engineering evaluation, this was a very thorough evaluation of the finances of the company, the manufacturing capability of the company, they looked at the whole picture.

Ralph Norwood: A couple of more things worth mentioning as (Grant) said earlier, they had to vet the press release we put up and we mentioned $17 million over the next five years and they accepted that. So that gave us confidence, plus there aren’t a lot of companies that can meet the requirements that they had for this particular component --- very few as a matter of fact.

(Grant): Actually for this specific component I believe we are the only company in the world that can make it.

(Frank):	And but it did want to stay domestic anyhow I think on something like this, so you wouldn’t have any.

Ralph Norwood: Well, I’ll just leave it at that but they, they had part of the federal government to come in and actually look over and make sure, for example, on affirmative action that we didn’t have any black marks against us.

(Frank):	OK, and he has another question the, the shelf you know you talked about your, your need for capital not overpowering need obviously you got plenty of capacity now and you probably need a machining and stuff, but in light of that could you run over the thoughtfulness of the shell filing that you filed, it seemed to be to be unneeded, but I’d like to, I’d like to hear your, your thoughtfulness on that.

Ralph Norwood: Sure I’ll take that one on.

I’ll be bold and say my own opinion that a CFO of a public company that doesn’t have a shelf is half asleep at the job. You just don’t know what opportunities that come up in short notice where if you needed to raise money quickly you could, and there’s literally no cost to having a shelf.

(Frank):	OK.

Ralph Norwood: And having been in the situation where I’ve had to issue unregistered shares, it’s a big penalty. If we had a need for the 5 million dollars, then we could do it through a PIPE with registered shares and do it quickly. There are speed and cost advantages to it. We have no immediate plans just to make sure the world knows that it’s simply a matter of having flexibility like another arrow in a quiver.

(Frank):	OK, fair enough. Final question your, your – I’m looking at your ownership structure and, and seeing you know a 16 percent owner in ARD. I assume that’s their successive General Doriot’s old American Research and Development operation.

And a very little information on, on when Textron spun them out it looks like your Mr. (Hughes) is pretty much the who’s on your board already is pretty much the only general partner.

When they talk about that large holding what are their thoughts? Have you had any deep discussions with them on this position this major position that they have?

(Grant): Well, we of course need to let ARD speak for themselves. But you know the history is perhaps the best, indication of the future and we are appreciative of the fact that that money has been patient money and we’re also deeply appreciative of the fact that Mr. Hughes is a very involved and significantly contributing director.

He is an MIT electrical engineer and a Harvard MBA. He’s worked at the Boston Consulting Group, been the acting CEO of a computer company, and we’re just pleased that plays the role he does.

(Frank):	So he’s an active director and there’s no indication that you’ve had that they, they’re dissatisfied with that holding.

(Grant): That’s correct.

(Frank):	Could ask the same question about the other 10 percent holder besides Mr. Bennett, the Norman Weschler of CYD master.

(Grant):	Mr. Weschler is a private investor. Years ago, prior to retiring, he owned a convertible debenture trading entity and, that entity provided some financing to the company which he elected to convert into equity. He’s a passive investor, retired and occasionally makes contact with the company but I am really not privy to what his plans are.

(Frank):	OK good thank you very much.

Ralph Norwood: Thank you. Any more questions (Ronnie)?

Operator:	Yes, your next question comes from the line of Fred Milligan with Milligan group.

Fred Milligan: Hi again.

(Grant): Hi Fred.

Fred Milligan: Hi when we reach the promised land of sales of 25 to 30 million what kind of margins will we have relative to what we’re doing currently.

Ralph Norwood: Well, Fred, excellent question. If today let’s say order of magnitude we just generated 23 percent if we were to add another $10 million of revenue, I would say we will add in the order of magnitude of at least $4 million or at least 40 to 50 percent more to gross margin before we hit another step function.

So if you said at $20 million, I am doing this off the top of my head, we have four and a half million, to go to $30 million we have eight million, we’d be up in close to 30 percent at $30 million.

Fred Milligan: That’s pretty good, OK. Let’s hope we reach the promised land.

Ralph Norwood: Yes, anymore questions (Ronnie)?

Operator:	Yes you have a question from the line of (Philip Glickman) with stockholder.

(Grant): Hi Phil.

(Philip Glickman): How are you doing?

(Grant): Good how are you?

(Philip Glickman): I am great, by the way (Grant) thank you very much for helping me out to get on this call. I just want to say that, I congratulate you on your fourth quarter. It’s been going around recently you know things change real quick and I was a little, getting a little bearish on this.

And I am fully convinced now that I am still with you and I am very, very bullish on, on what you said, I don’t think I could add anything else to this but I do have a question as far as the stock that -- the action of your stock.

I happen to know, I happen to wonder with all this good news and everything and getting on the NASDAQ and which was great. Have you been contacted at all by the portfolio managers that are interested in the, small cap companies? I mean it’s this news sounds so good and it’s so bullish, could you comment on that.

I know you were talking about this one firm but I, I couldn’t get the name of it because my reception here isn’t too good. But has anybody contacted you interested in, in buying stock in your company as an investment.

Ralph Norwood: We, we get lots of calls I would say I get three or four unsolicited calls a day ---- half of them trying to sell me either investment banking services or investor relations consulting support. But, I think frankly, we are still a little low on the market cap and our volume in our stock ; even though it is double or triple what it was a year ago, it is still low.

So the answer is no -- no one’s showing a serious interest about buying a block of stock…

(Philip Glickman): All right. I am really surprised…

(Grant):	Other than, other than our current portfolio and we have, we have a couple…

(Philip Glickman): Yes, because I notice that the last couple of days, the last few days you had some volume which is highly unusual with your stock. And suddenly really you had a big seller come into the market and of course it went down and but that’s, that’s, that’s what the market is tomorrow it can run up a point or two you know only I mean you really can’t tell.

Especially if someone people start listening to this conference call, I would think that with the, I think that with the, normal so I just wanted to make that comment to you. I think all the other questions that I did have was answered while I was waiting to talk to you gentlemen.

Ralph Norwood: Thank you Phil, anymore (Ronnie)?

Operator:	Yes, your last question comes from Warren Silver with Wells Fargo Advisors.

Warren Silver: Good afternoon, gentlemen. Congratulations for your successful year. Everyone seems to be talking about the railroads in Japan, and we forgot about the fracking business, and the hydraulic fracking I know was down low with the drilling rate.

We’re using 50 to a 100 sealers in each well, are we prepared to handle an uptime if it ever occurs or is there a price advantage for still using our sealers over the, over the older methods.

(Grant): Good question.

The technology and the market and pricing for this product is all intact and what I mean to say is we remain very bullish that, over time fracking is here to stay. And although the revenues dwindled to zero in the fourth quarter of last year and began that way this year, as we speak there’s a low level of demand that has returned. With our partner we’ve actually continued to do some development so that we think we have a better product than we did before. This product is a real wild card in the short term.

We remain committed, absolutely. All the feedback we get on the performance of the product is that it’s appropriately priced, it performs well and, again, a little bit of demand is returned. We know that our customer did have excess inventory last year that it took them a while to consume but we remained very bullish on it, absolutely.

Warren Silver: Thank you very much and again good luck for this coming year.

Ralph Norwood: Thank you. Any more (Ronnie)?

Operator:	No you have no further questions at this time.

(Grant):	Let me thank you for joining us; our time is up so let me just emphasize one or two points as we close. It was only a small number of years ago that we were borrowing money, we were generating losses and since that very difficult 2012 we’ve broadened our customer base and we’ve added breath to our customers and applications.

One indication of that is that in 2013 our largest customer accounted for 42 percent of sales, and last year our largest customer accounted for 27 percent of sales. Since that time some of the new product areas that have been introduced include the fracking spheres, and we’ve already talked about the investments in sales and marketing in, in China.

We do believe that the foundation is strong and that with the enhancements and focused on sales and marketing this past year and continuing though this year as we bring on board not only Mark Haft in the armor area, but a new senior level executive in the sales marketing business development at the corporate level. As a result, we’ll be able to move forward more aggressively. In some ways, taking a long term view, we began with technology, we then spent some years developing our ability to manufacture strengthening operations and we strengthened our finance organization.

And we’re now focused on sales and marketing and extending that reach worldwide and being able to assimilate new customers more quickly.

This won’t happen overnight but these are all actions that are very real but aren’t necessarily visible in our current financial results.

I also want to invite all of you if you’re interested our annual meeting will be held on Friday April 29th in Boston. Shareholders will be receiving their proxy documents with those details later in March.

And as usual, we invite any of you who are in the Boston area to come visit us and see what we do, with that I’ll say good night, and thank you again for joining us.

Operator:	This concludes today’s conference call you may now disconnect.

Ralph Norwood: Thank you Ronnie.

Operator:	You’re welcome have a good evening.

(Grant):	Thank you very much.

END